EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

MoSys, Inc.

San Jose, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of MoSys, Inc. of our report, dated March 18, 2021, relating to the consolidated financial statements, which appears in the Form 10-K filed on March 18, 2021, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Weinberg & Company

Los Angeles, California

August 02, 2021